Exhibit 10.28

SECOND AMENDED AND RESTATED

WARNER MUSIC GROUP CORP.

SENIOR MANAGEMENT FREE CASH FLOW PLAN

Warner Music Group Corp., a Delaware corporation (the “Company”), established the Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan (as amended from time to time, the “Plan”), effective January 1, 2013 (the “Effective Date”), and has amended and restated this Plan as provided herein effective March 10, 2017, for the purpose of attracting and retaining high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Section 409A of the Code and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

Article I

TITLE AND DEFINITIONS

1.1“Access” means AI Entertainment Holdings LLC and its Affiliates.

1.2“Additional Unit Allocation” means, in connection with any increase in the maximum number of Deferred Equity Units available for acquisition by a Participant, as determined by the Committee, the excess of the Maximum Unit Allocation for the Participant after such increase over the Maximum Unit Allocation for the Participant immediately prior to such increase.

1.3 “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person, where “control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

1.4“Deferred Amount”, for a Participant, shall mean, with respect to each Unit Allocation, the product of (x) the Unit Allocation and (y) the Base Investment Price applicable to such Unit Allocation.

1.5“Annual FCF Bonus(es)” shall mean amounts paid to a Participant by the Company annually in the form of discretionary or incentive compensation pursuant to Section 3.1 to the extent such amounts qualify as “fiscal year compensation” within the meaning of Treas. Reg. § 1.409A-2(a)(6).

1.6“Base Investment Price” shall mean $107.13 with respect to Unit Allocations made with respect to the 2013 Plan Year and, with respect to Unit Allocations made in a subsequent Plan Year, such Base Investment Price as the Committee shall determine at the time of grant.

1.7“Cause”, with respect a Participant, shall mean the Company or its Affiliate having “cause” to terminate such Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between the Participant and the Company or any of its Affiliates with such a definition or, in the absence of such an employment, consulting or other agreement, upon (i) the Participant having ceased to perform his or her material duties to the LLC, the Company or any of its Affiliates (other than as a result of vacation, approved leave or his or her incapacity due to physical or mental illness or injury), which failure amounts to an extended neglect of such duties, (ii) the Participant engaging in conduct that is demonstrably and materially injurious to the business of the Company or any of its Affiliates, (iii) the Participant having been convicted of, or pled guilty or no contest to, any misdemeanor involving as a material element fraud, dishonesty or the sale or possession of illicit substances, or to a felony, (iv) the failure of the Participant to follow the lawful instructions of the Company’s Board of Directors or his or her direct superiors to the extent such instructions have been communicated to the Participant or (v) the Participant having breached any material covenant contained in the LLC Agreement or any employment letter or agreement between the Company or any of its Affiliates and the Participant.

1.8“Change in Control” shall mean the occurrence of:

(1)any consolidation or merger of the Company with or into any other corporation or other Person or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock or other equity securities either (x) representing directly, or indirectly through one or more entities, less than 50% of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (y) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of Directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction;

(2)any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50% of the Company’s voting power is owned by any Person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than the Company, Access or any of their respective Affiliates), excluding any bona fide primary or secondary public offering following the occurrence of an initial public offering of the Company’s Common Stock;

(3)a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries to any Person or group (other than the Company, Access or any of their respective Affiliates); or

(4)with respect to a Participant who is employed by a Company Division, a sale, lease or other disposition of all or substantially all of the assets of such Company Division to any Person or group (other than the Company, Access or any of their respective Affiliates);

provided that any Change in Control shall also constitute a change in control event within the meaning of the events described in Section 409A(a)(2)(A)(v) of the Code and the related regulations.

1.9“Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.10“Committee” shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan in accordance with Article IX.

1.11“Company’s Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

1.12“Company Divisions” shall mean the “Music Publishing” and “Recorded Music” business segments of the Company and its Affiliates as reported in the Company’s Consolidated Audited Financial Statements (and any other business segment as may be reported from time to time in such audited financial statements).

1.13“Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 4.1.

1.14“Deferral Account” shall mean the Account maintained for each Participant which is granted and credited with Deferred Equity Units in respect of Participant deferrals pursuant to Section 5.1.

1.15“Deferred Amount” shall have the meaning set forth in Section 4.1.

1.16“Deferred Equity Unit” shall mean a contractual right to receive the Settlement Payment, on the terms and conditions set forth in Article VII.

1.17“Deferred Percentage” shall have the meaning set forth in Section 4.1.

1.18“Disability” shall, with respect to a Participant, have the meaning set forth in the long-term disability plan of the Company or its Affiliate applicable to such Participant.

1.19“Dividend Equivalents” shall mean the rights granted under Section 5.3 to receive payments in cash based on dividends made with respect to shares of the Company’s Common Stock.

1.20“Effective Date” shall mean January 1, 2013.

1.21“Eighth Plan Year” shall mean, with respect to each Unit Allocation (and Deferred Equity Units and Matching Equity Units acquired in respect of a Unit Allocation), the eighth Plan Year to which a Participant’s initial deferral election in respect of such Unit Allocation applies or, in the case of an Additional Unit Allocation, the eighth Plan Year to which the Participant’s receipt of such Additional Unit Allocation applies, except, in any such case, as otherwise determined by the Committee in accordance with Section 409A of the Code.

1.22“Eligible Employee” shall mean a highly compensated or management level employee or officer of the Company selected by the Committee to be eligible to participate in the Plan. Each Eligible Employee shall be an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act of 1933, as amended.

1.23“employment” shall mean a Participant’s employment with or service to the Company and its Affiliates that actually employ the Participant or to which the Participant provides services, whether as an employee, consultant, officer or otherwise.

1.24“Equity Unit” shall mean one Class A Unit of Management Holdings, LLC, having the terms and conditions set forth in the LLC Agreement.

1.25“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.26“Fair Market Value” shall mean, with respect to shares of the Company’s Common Stock, as of any particular date of determination prior to an Initial Public Offering, the per share value on such date of a share of the Company’s Common Stock that would be paid by a willing buyer to an unaffiliated willing seller, without any discount for minority interest, lack of liquidity, transfer restrictions or forfeiture risks, as determined by a valuation of the Company’s Common Stock (taking into account the Fully-Diluted Company Equity) that shall have been performed by a nationally recognized independent valuation firm or as otherwise determined in good faith by the Committee taking into account such factors as the Committee deems appropriate, including, but not limited to, the earnings and other financial and operating information of the Company in recent periods, the value of the Company’s tangible and intangible assets, the present value of anticipated future cash-flows of the Company, the history and management of the Company, the general condition of the securities markets and the market value of securities of companies engaged in businesses similar to those of the Company. Following an Initial Public Offering, “Fair Market Value” of a share of the Company’s Common Stock shall mean, as of any particular date of determination, the mid-point between the high and the low trading prices for such date per share of the Company’s Common Stock as reported on the principal stock exchange on which the shares of the Company’s Common Stock are then listed.

1.27“FCF Bonus Pool” shall mean the amount of Free Cash Flow allocated pursuant to Section 3.1.

1.28“Fractional Company Share” shall mean one-ten-thousandth (1/10,000) of a share of the Company’s Common Stock.

1.29“Free Cash Flow” shall mean, with respect to a Plan Year, without any double counting, the amount of the Company’s consolidated cash flow from operating activities determined in accordance with U.S. generally accepted accounting principles less capital expenditures, cash paid or received for investments, working capital changes (meaning the change in current assets over current liabilities during the Plan Year), interest payments and cash taxes, and plus any management fees paid to Access by the Company in such Plan Year; provided that for any Plan Year, the Committee may (i) increase or decrease the amount of Free Cash Flow to take into account material purchases or payments made by the Company, (ii) increase the amount of Free Cash Flow to take into account cash paid for all or any portion of any investments, together with associated expenses, whether or not material, and add back any other items deducted from consolidated cash flow as provided above (such increase, an “Added Investment Amount”) and/or (iii) require that all or any portion of an Added Investment Amount be deferred by the Participants to acquire Deferred Equity Units under the Plan.

1.30“Fully-Diluted Company Equity” shall mean, as of any particular date, the sum (without duplication) of all outstanding (i) shares of the Company’s Common Stock (including Fractional Company Shares), (ii) Deferred Equity Units (assuming all Deferred Equity Units are then settled for Fractional Company Shares pursuant to Article VII) and (iii) other equity or equity-based interests in the Company.

1.31“Good Reason”, with respect a Participant, shall mean the Participant having “good reason” to terminate the Participant’s employment or service, as defined in any existing employment, consulting or any other agreement between such Participant and the Company or any of its Affiliates with such a definition or, in the absence of such an employment, consulting or other agreement, means (i) a material reduction in such Participant’s annual salary or Annual FCF Bonus percentage allocation, (ii) a failure by the Company or any of its Affiliates to pay to such Participant any annual salary which has become payable and due to him or her in accordance with the terms of any employment letter or agreement between the Company or any of its Affiliates and such Participant, or (iii) a failure by the Company or Management Holdings, LLC to pay to such Participant any entitlement which has become payable and due to him or her in accordance with the terms of the Plan;

provided that, within 30 days following any such reduction or failure, (A) such Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to his or her right to terminate his or her employment for Good Reason, (B) such Participant shall have provided the Company with 30 days after receipt of such notice to cure such circumstances and (C) failing a cure, such Participant shall have terminated his or her employment within 30 days after the expiration of the 30-day period set forth in the preceding clause (B).

1.32“Initial Public Offering” means the first underwritten public offering of the Company’s Common Stock.

1.33“Initial Unit Allocation” shall mean the maximum number of Deferred Equity Units available for acquisition by a Participant, as determined by the Committee at the time an Eligible Employee becomes a Participant in accordance with Article II.

1.34“LLC Agreement” shall mean the Limited Liability Company Agreement of Management Holdings, LLC, dated as of January 7, 2013, as amended, supplemented or modified in accordance with its terms.

1.35“Management Holdings, LLC” shall mean WMG Management Holdings, LLC, a Delaware limited liability company.

1.36“Matching Equity Unit” shall mean one Class B Unit of Management Holdings, LLC, having the terms and conditions set forth in the LLC Agreement.

1.37“Maximum Deferred Amount”, for a Participant, means the sum of all Deferred Amounts allocated to such Participant.

1.38“Maximum Unit Allocation”, for a Participant, shall mean the sum of such Participant’s (x) Initial Unit Allocation and (y) each Additional Unit Allocation, if any.

1.39“Participant” shall mean any Eligible Employee who becomes a Participant in the Plan in accordance with Article II.

1.40“Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to voluntary deferrals of his or her Compensation.

1.41“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

1.42“Plan Year” shall mean each fiscal year of the Company following the Effective Date, commencing October 1 and ending September 30, or such other fiscal year as may be determined by the Company’s Board of Directors.

1.43“Pro Rata Annual FCF Bonus” means, as of any particular date, for a Participant, (x) the Annual FCF Bonus that the Participant would have earned as an Annual FCF Bonus in respect of a Plan Year if the Participant’s employment with the Company and its Affiliates had continued until the last day of such Plan Year, based on the Company’s projected Free Cash Flow for such fiscal year as of the end of the month immediately preceding such date (projected on a reasonable basis using information then available to the Company), multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed from the first day of such Plan Year (or such later enrollment period as may be applicable) and the denominator of which is 365; provided that any Pro Rata Annual FCF Bonus in respect of a Plan Year shall be determined without regard to a change in the Company’s fiscal year that is effective for other purposes during such Plan Year.

1.44“Redemption Date” shall have the meaning set forth in Section 7.1.

1.45“Settlement Payment” shall have the meaning set forth in Section 7.1.

1.46“Sixth Plan Year” shall mean, with respect to each Unit Allocation (and Deferred Equity Units and Matching Equity Units acquired in respect of a Unit Allocation), the sixth Plan Year to which a Participant’s initial deferral election in respect of such Unit Allocation applies or, in the case of an Additional Unit Allocation, the sixth Plan Year to which the Participant’s receipt of such Additional Unit Allocation applies, except, in any such case, as otherwise determined by the Committee in accordance with Section 409A of the Code.

1.47“Seventh Plan Year” shall mean, with respect to each Unit Allocation (and Deferred Equity Units and Matching Equity Units acquired in respect of a Unit Allocation), the seventh Plan Year to which a Participant’s initial deferral election in respect of such Unit Allocation applies or, in the case of an Additional Unit Allocation, the seventh Plan Year to which the Participant’s receipt of such Additional Unit Allocation applies, except, in any such case, as otherwise determined by the Committee in accordance with Section 409A of the Code.

1.48“Termination Payment Date” shall have the meaning set forth in Section 7.5(b).

1.49“Third Plan Year” shall mean, with respect to each Unit Allocation (and Deferred Equity Units and Matching Equity Units acquired in respect of a Unit Allocation), the third Plan Year to which a Participant’s initial deferral election in respect of such Unit Allocation applies or, in the case of an Additional Unit Allocation, the third Plan Year to which the Participant’s receipt of such Additional Unit Allocation applies, except, in any such case, as otherwise determined by the Committee in accordance with Section 409A of the Code.

1.50“Unit Allocation” shall mean an Initial Unit Allocation or Additional Unit Allocation, as applicable.

1.51“Unrecovered Investment Credit” means, for each Participant, as of any particular date, the aggregate amount of Added Investment Amounts that have not been applied to reduce any of (i) Annual FCF Bonuses under Section 3.2, (ii) payments in respect of Dividend Equivalents, (iii) distributions payable in respect of Matching Equity Units under Section 6.1 of the LLC Agreement or (iv) with respect to any individual Participant, the redemption price payable in respect of the Participant’s Matching Equity Units under Article XI of the LLC Agreement.

Article II

PARTICIPATION

An Eligible Employee shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee prior to the Effective Date (or such later enrollment period as may be applicable).

Article III

FREE CASH FLOW BONUS POOL

3.1Allocation of Free Cash Flow Bonus Pool. For each Plan Year, the Company shall allocate 8.0% of the Company’s Free Cash Flow for such fiscal year, if any, to the FCF Bonus Pool. The amount of Free Cash Flow available for the FCF Bonus Pool in respect of a Plan Year will depend on the Company’s financial results and performance in such Plan Year and shall be determined by the Committee in good faith consistent with the objectives of this Plan, shortly after the end of each fiscal year, after review of the Company’s quality of revenue, profit and cash flow results for such Plan Year, and may be positive, zero or negative. If any Added Investment Amount is applied to increase Free Cash Flow in a Plan Year, each Participant who is then participating in the Plan shall be credited with a share of the Unrecovered Investment Credit in respect of the Added Investment Amount, calculated by each Participant’s allocated fixed percentage of the Plan Year’s FCF Bonus Pool. The Committee shall provide each Participant with its calculations of Free Cash Flow for each Plan Year within 15 days of its determination. In the event that Free Cash Flow in respect of a Plan Year is zero or negative, then no Annual FCF Bonuses shall be paid in respect of such Plan Year. Prior to an Eligible Employee’s enrollment in the Plan, such Participant will be allocated a fixed percentage of the FCF Bonus Pool. The Committee may increase a Participant’s allocated fixed percentage of the FCF Bonus Pool at any time in its sole discretion, subject to whatever terms and conditions the Committee determines shall apply to such increase, which may include a non-elective deferral requirement in accordance with Section 4.1.

3.2Payment of Annual FCF Bonuses. Subject to Article IV and the other terms and conditions of the Plan, (i) Annual FCF Bonuses shall be paid to Participants no later than March 15th of the calendar year after the end of the Plan Year in respect of which the Company earned the applicable Free Cash Flow and (ii) except as provided in Section 7.5(a)(1), each Participant’s right to payment of an Annual FCF Bonus shall be contingent upon the continued employment of the Participant through the applicable payment date, and any Annual FCF Bonuses not yet paid shall automatically be forfeited upon termination of a Participant’s employment for any reason, except as may be determined otherwise by the Committee. In any Plan Year, the Committee may, in its sole discretion, reduce the amount of Annual FCF Bonus for the Plan Year payable to a Participant in cash by all or any portion of the Participant’s then outstanding Unrecovered Investment Credit. For the avoidance of doubt, no Annual FCF Bonus that is to be deferred pursuant to Article IV shall be so reduced.

3.3Form of Payment. Except to the extent that an Annual FCF Bonus is deferred pursuant to Article IV, Annual FCF Bonuses shall be paid in cash.

Article IV

DEFERRAL ELECTIONS

4.1Elections to Defer Compensation. Unless otherwise determined by the Committee in accordance with Section 409A of the Code, a Participant may elect to defer only Compensation attributable to services provided in a fiscal year or calendar year that commences after the time an election is made. Unless otherwise determined by the Committee in accordance with Section 409A of the Code (or except as otherwise set forth in the Plan), (i) Participants who participate in the Plan with respect to the 2013 Plan Year shall make their initial deferral elections by submitting their Participant Elections prior to December 31, 2012 with respect to Annual FCF Bonuses to be earned under the Plan, (ii) Participants who begin to participate in the Plan with respect to any other Plan Year and for whom the Committee authorizes deferral of Compensation shall make their initial deferral elections by submitting their Participant Elections prior to October 1 of such Plan Year and (iii) Participants who receive an Additional Unit Allocation shall make a deferral election, if any, in relation to such Additional Unit Allocation prior to October 1 of the first Plan Year in which such Additional Unit Allocation becomes effective. Participant Elections applicable to a Unit Allocation (including any additional deferral elections described in clause (iii) of the preceding sentence) will be irrevocable for all Plan Years (until, but not including, the Eighth Plan Year applicable to such Unit Allocation) and all purposes of the Plan; it being understood that different Unit Allocations (including Additional Unit Allocations) of a Participant may have different Participant Elections. Participants may defer between 50% and 100% (in 1 percentage point increments) of the pre-tax amounts of the Annual FCF Bonuses payable in respect of such Plan Year (such percentage, a “Deferred Percentage” and, such amount, a “Deferred Amount”) to acquire an equivalent percentage of the Deferred Equity Units available to such Participant under the Plan; provided that with respect to a deferral election made between October 1 and a later date in a Plan Year (if such deferral elections are permitted by the Committee), the Deferred Percentage for such Plan Year shall not exceed the percentage reflecting the portion of the Plan Year remaining since the date of such deferral election. In the case of newly-hired Eligible Employees, a deferral election may be made within 30 days following such Eligible Employee’s date of hire (subject to all plan aggregation rules in Section 409A of the Code and the related regulations) with respect to Compensation earned after the date of such election. Notwithstanding the foregoing, if the Committee requires a non-elective deferral of an Annual FCF Bonus in connection with a Participant’s receipt of an increased fixed percentage of the FCF Bonus Pool, the terms and conditions applicable to such deferral shall be determined by the Committee, in its sole discretion, at or prior to the allocation of such additional percentage of the FCF Bonus Pool in accordance with Section 409A of the Code.

4.2Offering Limitations. Prior to an Eligible Employee’s enrollment in the Plan, the Committee shall establish an Initial Unit Allocation that may be acquired under the Plan by such Eligible Employee in all Plan Years, in the aggregate. The Committee may, from time to time and on such terms and conditions (including vesting) that it shall determine, establish an Additional Unit Allocation for any Participant (and grant additional Deferred Equity Units to the Participant) at such time or times as the Committee increases the Participant’s allocated fixed percentage of the FCF Bonus Pool or grants additional Deferred Equity Units to the Participant that will not be acquired with the deferral of any Annual FCF Bonus or with a Participant’s prior consent in accordance with Section 409A of the Code. Unless otherwise determined by the Committee, (i) the amount of Annual FCF Bonuses that a Participant may defer under the Plan, in the aggregate, in all Plan Years shall not exceed such Participant’s Maximum Deferred Amount and (ii) the number of Deferred Equity Units that a Participant shall have the right to purchase under the Plan, in the aggregate, in all Plan Years shall not exceed such Participant’s Maximum Unit Allocation.

Article V

DEFERRED EQUITY UNITS AND OTHER ENTITLEMENTS

5.1Deferred Equity Units.

(a)The Company shall establish and maintain Deferral Accounts for each Participant. Subject to Section 4.2, for each Plan Year prior to an Eighth Plan Year, at the time that Annual FCF Bonuses for such Plan Year are paid, a Participant shall be granted and credited with a number of Deferred Equity Units equal to the number obtained by dividing (x) the Participant’s Deferred Amount for such Plan Year by (y) the Base Investment Price(s) applicable to such Participant, and rounded down to the nearest cent. Where a Participant has received more than one Unit Allocation, Deferred Amounts shall be allocated first to the Initial Unit Allocation (using the applicable Base Investment Price) and then among the Additional Unit Allocations (using the applicable Base Investment Prices) in the order in which such Additional Unit Allocations were established until all Deferred Equity Units available under each such Unit Allocation, individually, have been acquired, but, in each case, only to the extent that Annual FCF Bonuses that were deferred pursuant to Section 4.1 in respect of the applicable Plan Year are then available to fund the acquisition of such Deferred Equity Units in compliance with the Plan and Section 409A of the Code. Notwithstanding the foregoing, the provisions of the preceding sentence shall not apply to a grant of additional Deferred Equity Units that will not be acquired with deferral of any Annual FCF Bonus. For the avoidance of doubt, no Deferred Equity Units shall be granted or credited to any Participant for an Eighth Plan Year in respect of the Participant’s Unit Allocation.

(b)Notwithstanding anything to the contrary in the Plan, (i) the amount, if any, of a Participant’s Annual FCF Bonuses in respect of any Plan Year that (taken together with such Participant’s Annual FCF Bonuses deferred into the Plan in prior Plan Years) exceeds his or her Maximum Deferred Amount shall be paid to such Participant in cash at the time that Annual FCF Bonuses in respect of such Plan Year are paid and (ii) unless otherwise determined by the Committee, at no time shall a Participant’s Deferral Account be granted or credited with a number of Deferred Equity Units that exceeds such Participant’s Maximum Unit Allocation.

5.2Matching Equity Units. Matching Equity Units shall be issued at the times and in the amounts provided by the LLC Agreement, and subject to the terms and conditions, including regarding distributions, vesting, forfeiture and redemption, that are provided in the LLC Agreement. Matching Equity Units shall vest on the schedule provided in the LLC Agreement.

5.3Dividend Equivalents. When cash dividends are paid on shares of the Company’s Common Stock, each Deferred Equity Unit shall participate in such dividends, on a pro rata basis, as if the Fractional Company Share underlying such Deferred Equity Unit was then issued and outstanding.

5.4Maximum Allocation under the Plan. At no time may the total number of shares of the Company’s Common Stock (including all Fractional Company Shares) underlying all outstanding:

(1)Deferred Equity Units (assuming all Deferred Equity Units are settled for Fractional Company Shares pursuant to Article VII) and Equity Units acquired following settlement of Deferred Equity Units, in the aggregate, exceed 4.0% of the Fully-Diluted Company Equity or 41.0959 shares of the Company’s Common Stock;

(2)Matching Equity Units (assuming all Matching Equity Units are redeemed for Fractional Company Shares pursuant to the LLC Agreement) and Equity Units acquired following redemption of Matching Equity Units, in the aggregate, exceed 4.0% of the Fully-Diluted Company Equity or 41.0959 shares of the Company’s Common Stock; and

(3)Deferred Equity Units (assuming such settlement), Matching Equity Units (assuming such redemption) and Equity Units, in the aggregate, exceed 8.0% of the Fully-Diluted Company Equity or 82.1918 shares of the Company’s Common Stock.

Following any settlement of Deferred Equity Units from a Participant for cash or the redemption by the LLC of Equity Units or shares of the Company’s Common Stock issued to the Participant in respect of such Deferred Equity Units, either after termination of a Participant’s employment or after the Eighth Plan Year applicable to such Deferred Equity Units, those Deferred Equity Units shall again be available, in the Committee’s sole discretion, for allocation under the Plan. Except as provided in the LLC Agreement, following any redemption of Matching Equity Units or Equity Units from a Participant by the LLC or shares of the Company’s Common Stock by the Company in connection with his or her termination of employment or the Eighth Plan Year applicable to such Matching Equity Units or Equity Units, the Fractional Company Shares that were covered by such redeemed Matching Equity Units or Equity Units shall again be available, in the Committee’s sole discretion, for allocation under the Plan. Notwithstanding the foregoing, repurchases, whether directly or indirectly, of any shares of the Company’s Common Stock from Access, taken alone, shall not result in any violation of the percentage limits set forth in this Section 5.4.

5.5Adjustment Events. The number and kind of shares or other equity interests to which the Fractional Company Shares and Deferred Equity Units may relate and the number and kinds of securities deliverable shall be proportionally adjusted to reflect, as deemed equitable and appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization, merger, consolidation, reorganization, exchange of shares or any other similar event affecting the Company’s Common Stock, the Matching Equity Units or the Equity Units.

Article VI

VESTING

6.1Vesting of Deferred Equity Units. A Participant shall be vested at all times in the Deferred Equity Units amounts granted and credited to the Participant’s Deferral Account and in the Dividend Equivalents.

Article VII

SETTLEMENT AND REDEMPTION

7.1Scheduled Settlement of Deferred Equity Units. Except as otherwise provided in this Article VII or in an award agreement with respect to a grant of an Additional Unit Allocation or additional Deferred Equity Units, the Company shall cancel and settle each Participant’s Deferred Equity Units, without payment by the Participant, in three equal installments in December of the Sixth Plan Year, the Seventh Plan Year and the Eighth Plan Year applicable to such Deferred Equity Units (each such date, a “Redemption Date”), on a per Deferred Equity Unit basis, for, at the Participant’s election as communicated to the Company in writing by December 1st of such year, either (x) a cash amount equal to the Fair Market Value of one Fractional Company Share on the Redemption Date or (y) one Fractional Company Share (a “Settlement Payment”). Prior to each Redemption Date and anniversary of such Redemption Date prior to December 31 of the Eighth Plan Year applicable to such Deferred Equity Units, the Committee shall notify each Participant of its most recent determination of the Fair Market Value of a share of the Company’s Common Stock (and shall provide each Participant with a copy of any independent valuation of such Fair Market Value). A Participant may specify that a Settlement Payment be made in a ratio of cash and Fractional Company Shares. Notwithstanding the foregoing, the Redemption Dates for any Deferred Equity Units acquired with an Annual FCF Bonus paid in respect of a Plan Year following the Third Plan Year applicable to a Unit Allocation shall be in December of the earlier of (A) the second succeeding calendar year after such acquisition or at such other times as the Committee may determine in accordance with the Plan and Section 409A of the Code and (B) the eighth succeeding calendar year after such acquisition. The Committee may change the Redemption Dates for Deferred Equity Units acquired with respect to Plan Years after a Third Plan Year applicable to a Unit Allocation at any time prior to the commencement of the Plan Year in respect of which the Annual FCF Bonus used to purchase such Deferred Equity Units is earned, subject to compliance with Section 409A of the Code.

7.2Contribution to Management Holdings, LLC. Immediately upon receipt of any Fractional Company Shares delivered to a Participant pursuant to this Article VII, the Participant shall contribute those Fractional Company Shares to Management Holdings, LLC in exchange for an equal number of Equity Units.

7.3Annual Redemption Right. On each Redemption Date following the Redemption Date on which a Participant’s Deferred Equity Unit is settled other than for cash and on each one-year anniversary of such Redemption Date thereafter until the Eighth Plan Year applicable to such Deferred Equity Units, such Participant shall be entitled to the redemption, upon written notice to the Company no later than December 1st of the year in which such Redemption Date occurs, of all or any portion of such Participant’s Equity Units for a cash payment equal to the Fair Market Value of one Fractional Company Share on the date of redemption. Notwithstanding the foregoing, a Participant’s right to redeem Equity Units pursuant to this Section 7.3 shall be limited to the maximum number of Deferred Equity Units that would have been redeemable by the Participant if the Participant were then employed by the Company or any of its Affiliates. Any redemption of Equity Units pursuant to this Section 7.3 shall be made in accordance with the terms and conditions of the LLC Agreement.

7.4Mandatory Redemption. In the Eighth Plan Year applicable to Deferred Equity Units, the Company shall cancel and settle each such Deferred Equity Unit then outstanding for a cash payment equal to the then current Fair Market Value of one Fractional Company Share.

7.5Consequences of Termination of Employment. Following any termination of employment of a Participant with the Company and its Affiliates, the Participant shall cease immediately to participate in the Plan, and neither the Plan, the Company or any of its Affiliates shall have any obligations to the Participant in respect of the Plan, an Annual FCF Bonus, the Deferred Equity Units or Dividend Equivalents, except as set forth in this Section 7.5:

(a)Annual FCF Bonus.

(1)if the Participant’s employment is terminated by the Company without Cause, by the Participant for Good Reason or by reason of the Participant’s death or Disability following the last day of the first fiscal quarter of a Plan Year, the Company shall pay the Participant in cash (x) the Deferred Percentage of his or her Pro Rata Annual FCF Bonus for such Plan Year on the Participant’s Termination Payment Date provided in Section 7.5(b) and (y) the remaining portion of such Pro Rata Annual FCF Bonus on the date that continuing Participants are paid Annual FCF Bonuses in respect of such Plan Year; or

(2)if the Participant’s employment terminates for any other reason (i.e., by the Company for Cause or by the Participant without Good Reason, other than death or Disability), any unpaid Annual FCF Bonus shall be forfeited.

(b)Deferred Equity Units. No later than December 31st of the calendar year in which the Participant’s employment terminates, on a date within such calendar year following the Participant’s termination of employment as the Company determines in its sole discretion (each such date, a “Termination Payment Date”), each of the Participant’s Deferred Equity Units shall be cancelled and settled, for:

(1)if the Participant’s employment terminates for any reason (including by reason of resignation, death or disability) other than for Cause, at the Company’s option, (i) a cash payment equal to the Fair Market Value of one Fractional Company Share on the date of the Participant’s termination of employment or (ii) subject to Section 7.2, one Fractional Company Share; or

(2)if the Participant’s employment is terminated for Cause, at the Company’s option, a cash payment or a fractional share of the Company’s Common Stock equal to the lesser of (x) the Base Investment Price applicable to such Deferred Equity Unit and (y) the Fair Market Value of one Fractional Company Share on the date of the Participant’s termination of employment.

(c)Matching Equity Units. Matching Equity Units shall be subject to forfeiture or redemption on the terms and conditions set forth in the LLC Agreement.

(d)Equity Units. Equity Units may or shall be redeemed on the terms and conditions set forth in Section 7.3 and the LLC Agreement.

(e)Dividend Equivalents. All rights to receive Dividend Equivalents with respect to a Deferred Equity Unit shall terminate upon the earlier of the Redemption Date for such Deferred Equity Unit or termination of employment.

(f)Determinations. For purposes of the Plan, any determinations with respect to a Participant’s termination of employment (including the date thereof) shall be made by the Committee (or the Company).

7.6Rounding for Fractional Shares. Payments in shares of the Company’s Common Stock pursuant to this Article VII shall be rounded down to the nearest Fractional Company Share, and the Company shall pay the remainder in cash.

7.7Cash Funding for Redemptions of Equity Units. It is anticipated that cash redemptions of Equity Units pursuant to the Plan and LLC Agreement will be made either by (i) Management Holdings, LLC, using cash contributed to Management Holdings, LLC or (ii) Management Holdings, LLC distributing the Fractional Company Shares underlying such Equity Units to the holder of such Equity Units and, immediately following such distribution, the Company redeeming such Fractional Company Shares from such employee holder in cash for their then current Fair Market Value; provided that if such a redemption of Fractional Company Shares by the Company (or the payment of a dividend by a subsidiary of the Company to fund such a redemption) would result in a violation of the terms or provisions of, or a default or an event of default under, any guaranty, financing or security agreement or document entered into by the Company or any of its subsidiaries from time to time or the Company’s certificate of incorporation or if the Company has no funds legally available to make such redemption in compliance with Delaware law, then the Company shall not be obligated to redeem such Fractional Company Shares and instead Management Holdings, LLC shall redeem the applicable Equity Units for cash.

7.8Restrictions Applicable to Equity Units. All Equity Units delivered to a Participant pursuant to this Article VII shall be governed by the terms and conditions of the LLC Agreement, and, as a condition to any such delivery, the Participant recipient shall execute a counterpart to the LLC Agreement, in a form acceptable to the Company, by which the Participant shall agree to become a member of the LLC and be bound by the terms and conditions of the LLC Agreement.

Article VIII

CHANGE OF CONTROL

8.1Effect of a Change in Control. In connection with a Change in Control:

(a)Annual FCF Bonuses. If a Change in Control occurs prior to the date on which Deferred Equity Units are allocated to Deferral Accounts for a Plan Year, each Participant’s Deferral Account, immediately prior to such Change in Control, shall be granted and credited with a number of Deferred Equity Units equal to the number obtained by multiplying (i) the Deferred Percentage by (ii) the quotient obtained by dividing (x) such Participant’s Pro Rata Annual FCF Bonus for such Plan Year by (y) the Base Investment Price(s) applicable to such Participant’s available Deferred Amounts, calculated as provided in Section 5.1(a);

(b)Deferred Equity Units. Each outstanding Deferred Equity Unit shall, in the Committee’s discretion, either be (x) cancelled and settled, without payment by any Participant, for one Fractional Company Share immediately prior to the Change in Control or (y) within 30 days following a Change in Control, cancelled in exchange for a payment of the price per Fractional Company Share (calculated as a product of one share of the Company’s Common Stock) received in connection with the transaction(s) resulting in the Change in Control;

(c)Matching Equity Units. Each outstanding Matching Equity Unit shall be treated in accordance with the LLC Agreement; and

(d)Equity Units. Each outstanding Equity Unit shall be treated in accordance with the LLC Agreement.

Article IX

ADMINISTRATION

9.1Committee. The Plan shall be administered by the Committee, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to interpret the Plan, (iii) to decide any and all matters arising under the Plan (including the right to remedy possible ambiguities, inconsistencies or admissions), (iv) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility to participate in the Plan. All good faith interpretations of the Committee with respect to any matter under the Plan shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission in connection with the performance of such persons’ duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons.

9.2409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code and the Plan shall be administered, interpreted and construed consistent with that intent and where reasonably possible and practicable, the Plan shall be administered and interpreted in a manner to avoid the imposition on a Participant of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. A Participant’s right to receive any installment payment under the Plan shall, for purposes of Section 409A of the Code, be treated as a right to receive a series of separate and distinct payments. In addition, with respect to any payments or deemed payments under the Plan subject to Section 409A of the Code, references to a Participant’s “termination of employment” (and corollary terms) with the Company and its Affiliates means the Participant’s “separation from service” (as defined in Section 409A of the Code) with the Company and its Affiliates. Notwithstanding anything to the contrary contained in the Plan, any payment made under the Plan at a time permitted by Section 409A of the Code shall be deemed timely paid for all purposes of the Plan. Notwithstanding anything to the contrary contained in the Plan, the Committee may amend the Plan to the extent it deems necessary or appropriate to comply with Section 409A of the Code. Notwithstanding anything to the contrary contained in the Plan or any other agreement to which the Company or any of its Affiliates is bound or is a party, none of the Company, any of its Affiliates, the Committee or any of their respective officers, directors, employees or agents shall have any liability whatsoever to any Participant or any other person in the event Section 409A of the Code applies to any payments under the Plan in a manner that results in adverse tax consequences for a Participant or his or her heirs.

9.3Delay for “Specified Employees”. In the event that any payment under the Plan is required to be delayed pursuant to Section 409A of the Code because a Participant is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(1) of the Code and the related regulations, such payment shall be made, or the first installment of such payment shall be made, within 90 days of the first business day following the six-month anniversary of the Participant’s “separation from service.”

9.4Freedom of Action. Nothing in the Plan shall be construed as limiting or preventing the Committee, the Company or any of its Affiliates from taking any action that in good faith it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any Fractional Company Shares, Deferred Equity Units, Matching Equity Units, Equity Units, Dividend Equivalents or any associated return as a result of any such action. The foregoing shall not constitute a waiver by a Participant of the terms and provisions of the Plan. Unless the context otherwise requires, any determination under the Plan by the Committee or the Company shall be in their sole and absolute discretion.

Article X

MISCELLANEOUS

10.1Amendment or Termination of Plan. The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may adversely affect a Participant’s outstanding Deferred Equity Units, Matching Equity Units or Dividend Equivalents. If the Company terminates the Plan, no further amounts shall be paid or deferred under the Plan, and outstanding Deferred Equity Units and Dividend Equivalents shall be treated in accordance with the provisions of the Plan as in effect prior to the Plan’s termination.

10.2Unsecured General Creditor. Any payment due under the Plan shall be paid from the general funds of the Company, and each Participant and his or her heirs shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations under the Plan. It is the intention of the Company that the Plan be unfunded for purposes of ERISA and the Code.

10.3Requirements of Law. The issuance of Fractional Company Shares and Equity Units pursuant to the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.4Restriction Against Assignment. Deferred Equity Units, Dividend Equivalents and the other rights and entitlements under the Plan are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution upon a Participant’s death.

10.5Withholding. Whenever Annual FCF Bonuses, Settlement Payments, Dividend Equivalents or any other payments or deemed payments under the Plan are to be paid or delivered to a Participant, the Company and its Affiliates shall have the power to withhold, or require the Participant to remit to the Company or any of its Affiliates, an amount sufficient to satisfy the statutory minimum federal, state and local withholding tax requirements relating to such payments, and the Company may defer the payment and delivery of any such Annual FCF Bonuses, Settlement Payments, Dividend Equivalents or any other payments or deemed payments under the Plan until the date such tax withholding requirements are satisfied or, if earlier, the last day of the calendar year in which such payments or deemed payment would otherwise have been made to the Participant; provided that if a Participant has not remitted or the Company has not withheld the amounts necessary to satisfy the withholding tax requirements prior to the last day of such calendar year then the Participant shall forfeit the payments or deemed payments subject to such withholding tax requirements. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, to satisfy his or her withholding obligation relating to a Settlement Payment with Fractional Company Shares.

10.6Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company or any of its Affiliates.

10.7Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

10.8Notice. Any notice or filing required or permitted to be given to the Company or a Participant under the Plan shall be sufficient if in writing and hand-delivered or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of a Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

10.9No Conflict with LLC Agreement. Nothing contained in the Plan is intended to conflict with the terms and conditions of the LLC Agreement and to the extent any such conflict exists with respect to Matching Equity Units or Equity Units, expressly or by implication, the terms and conditions of the LLC Agreement shall control.

10.10Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.

10.11Headings, etc. Headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.12Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, the Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of New York.

As adopted on December 10, 2012, amended and restated on November 22, 2013 and on March 10, 2017.